[American Logo]


FOR IMMEDIATE RELEASE            Contact:  Joe Winn, Chief Financial Officer
                                 or Bruce Danziger, Director of Investor
                                 Relations
                                 Tel:  (617) 375-7500


                     AMERICAN RADIO SYSTEMS ANNOUNCES RADIO
                     STATION SWAP WITH SECRET COMMUNICATIONS

Boston, Massachusetts - May 7, 1996 -- American Radio Systems Corporation (NASDAQ:AMRD) today announced that, with regard to the previously announced pending acquisition of radio stations KSFM-FM and KMJI-AM in Sacramento, California from Secret Communications, American will be acquiring those stations and receiving $20 million in cash in exchange for WFLN-FM in Philadelphia and WQRS-FM in Detroit. The latter two stations are under agreement to be acquired by American as part of a previously announced transaction with Marlin Broadcasting. American will be retaining the Philadelphia real estate and tower assets, valued at approximately $3-4 million.

American is currently responsible for the management of the Sacramento stations under a Local Marketing Agreement which commenced on May 1. Immediately upon the closing of the Marlin transaction (projected to be approximately June 1), Secret Communications will assume responsibility for the management of WFLN and WQRS, also under a Local Marketing Agreement.

Frank Wood, Secret's President and CEO, stated, "WQRS will be our third FM in Detroit, demonstrating our commitment to the market. We have no plans to change the format from classical. Strategically, WQRS will help us to fugue our competitors."

Steve Dodge, American's Chairman and CEO, commented, "We originally talked to Frank about Detroit only, and then one thing led to another. Frank makes doing deals fun, and I expect he'll be infecting these stations with a dose of good humor, too. We wish Secret, and the folks associated with WQRS and WFLN, the best."

American Radio Systems Corporation began trading shares publicly in June, 1995 on NASDAQ. The company owns and/or manages twenty-five FM and eleven AM stations in Boston, Baltimore, Sacramento, Hartford, Las Vegas, Austin, Buffalo, West Palm Beach, Rochester and Dayton. The Company also has options and/or agreements to buy additional radio stations in Boston, Portland, Sacramento, Hartford, Las Vegas, San Jose, Buffalo, West Palm Beach, Rochester, Fresno, Omaha and Dayton.